UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report (Date of earliest event reported):  May 27, 2004

HICKORY TECH CORPORATION

(Exact name of registrant as specified in its charter)

Minnesota	0-13721	41-1524393
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

221 East Hickory Street, P.O. Box 3248, Mankato, MN		56002-3248
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number including area code     (800) 326-5789

ITEM 5. OTHER EVENTS.

HickoryTech Corporation (Nasdaq:HTCO) announced the appointment of James W. Bracke, age 57, to an open position of director on HickoryTech’s 10-member board to complete the remainder of the term, which expires in 2005. HickoryTech Corporation is a diversified communications company headquartered in Mankato with operations in Minnesota and Iowa.

Bracke brings with him more than 23 years of broad-based business experience in the fields of science and technology. He most recently held the position of president and CEO of Lifecore Biomedical, Inc., located in Chaska. Bracke fills the independent board position left vacant on Dec. 31, 2003 by the retirement of Robert K. Else, who served from 1990 through 2003.

Announcement of the election results was made by Chairman of the Board, Myrita Craig, who said, “HickoryTech’s board of directors conducted a comprehensive review of candidates and is confident to have selected an individual with a keen understanding of the challenges and opportunities in today’s telecommunications industry. I am delighted to welcome Jim Bracke to his new directorship role on behalf of HickoryTech Corporation.” Craig continued, “Jim’s long and distinguished career, as well as his expertise, energy and enthusiasm make him an ideal addition to the board.  The entire board looks forward to his guidance and to working with him to achieve the highest potential for HickoryTech Corporation.”

Bracke developed a publicly traded, global, medical device company, Lifecore Biomedical Inc., in the early 1980s.  “I am very pleased to be a part of such a progressive corporation. The potential of this company and the possible expansion of new technology paths within the communications market represents a great opportunity for HickoryTech,” Bracke stated. He previously served on the boards of Sage Health Management Systems, the Minnesota Academy of Science, and Minnesota State University, Mankato.

Bracke’s achievements include building a global manufacturing, marketing and sales organization with three foreign subsidiaries and distributorships in 38 countries with 200 direct employees. He also held positions as a senior research microbiologist at 3M Company in St. Paul, and as an instructor at the University of Minnesota, School of Dentistry.

Bracke’s educational background includes a postdoctoral fellowship at the University of Minnesota, Minneapolis; a doctorate in microbiology from the University of Iowa, Iowa City; and both a bachelor’s and a master’s in biology from Minnesota State University, Mankato. As part of his military service, he conducted biological science research at Fort Knox, Ky. and had a top-secret security clearance.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereto duly authorized.

Date:	May 27, 2004

HICKORY TECH CORPORATION

		By	/s/ John E. Duffy
John E. Duffy
Chief Executive Officer

		By	/s/ David A. Christensen
David A. Christensen
Chief Financial Officer